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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                            GARY PLAYER DIRECT, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                  93-0943925
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

710 Aerovista, Suite B, San Luis Obispo, California             93401
    (Address of principal executive offices)                  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                Name of each exchange on which
         to be so registered                each class is to be registered

               None                                      None


Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $.001 par value per share
                                (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered.

The authorized capital of Gary Player Direct, Inc. ("Company") consists of 200,000,000 shares of Common Stock having a par value of $.001 per share and 5,000,000 shares of Preferred Stock having a par value of $.01 per share.

Common Stock.

This Registration Statement relates to the Common Stock of the Company, par value $.001 per share. The Certificate of Incorporation of the Company, as amended, authorizes the issuance of a maximum of 200,000,000 shares of Common Stock.

Each share of Common Stock outstanding is identical and each share of Common Stock is entitled to one vote in all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Directors are elected by a plurality of shares cast at any shareholders' meeting. All other actions requiring a vote of the shareholders require a majority of shares cast at any shareholders' meeting. In the event of liquidation, dissolution, or winding up of the Company, holders of the Common Stock will be entitled to receive, on a prorata basis, all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of Preferred Stock of the Company.

As of the date of filing this Registration Statement, the Company had outstanding an aggregate of 6,840,012 shares of Common Stock (exclusive of certain purchases of the Company's securities for which certificates have not yet been issued).

Preferred Stock.

The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 5,000,000 shares of Preferred Stock, par value $.01 per share. The Certificate of Incorporation vests the directors of the Company with the authority to divide the class of Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware and the Certificate of Incorporation in respect of, among other things, (a) the number of shares of Preferred Stock to constitute such series and the distinctive designation thereof; (b) the powers, preferences and rights of the shares of any such series; and (c) the qualifications, limitations, or restrictions thereof. This Registration Statement does not cover any of the Preferred Stock.

As of the date of filing this Registration Statement, there are no shares of Preferred Stock outstanding.

Item 2.  Exhibits.

         The following Exhibits are filed or incorporated by reference to, with this Registration Statement:

         Exhibit No.

         1.1 Certificate of Incorporation of Gary Player Direct, Inc. (formerly known as Grafix Corporation) (Incorporated by reference to Grafix Corporation's Current Report on Form 8-K filed August 7, 1998, Exhibit 3.0).


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         1.2      Certificate of Amendment of Certificate of Incorporation of
                  Gary Player Direct, Inc. (Incorporated by reference to Gary Player Direct Inc.'s Annual Report on Form 10-KSB filed December 7, 1999, Exhibit 3.3).

         1.3 Bylaws of Gary Player Direct, Inc. (formerly known as Grafix Coporation) (Incorporated by reference to Grafix Corporation's Current Report on Form 8-K filed August 7, 1998, Exhibit 3.1).

         1.4 Specimen Certificate for Common Stock, $.001 par value per share. (Incorporated by reference to Gary Player Direct Inc.'s Annual Report on Form 10-KSB filed December 7, 1999, Exhibit 4.1).

         1.5 Specimen Certificate for Preferred Stock, $.01 par value per share. (Incorporated by reference to Gary Player Direct Inc.'s Annual Report on Form 10-KSB filed December 7, 1999, Exhibit 4.2).


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             GARY PLAYER DIRECT, INC.

                                             (Registrant)


Date: December 8, 1999
                                             By: /s/ Marc B. Player
                                                --------------------------
                                                  Marc B. Player,
                                                  Chief Executive Officer

                                             By: /s/ Carl Casareto
                                                --------------------------
                                                  Carl Casareto,
                                                  Executive Vice President and
                                                  Treasurer


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